Exhibit 16

December 19, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20459

     Re:          SysComm International Corporation

Dear Sir or Madam:

     SysComm International Corporation informed us that it has replaced us with J.H. Cohn LLP, as the Company's independent accountants.

     We have read Item 4 of the Company's Current Report on Form 8-K/A dated December 19, 2002 and are in agreement with the statements contained in paragraph (a) therein.

Very truly yours, /s/ Rubin, Brown, Gornstein & Co. LLP
Rubin, Brown, Gornstein & Co. LLP